Exhibit 99.1

Babcock & Wilcox Announces Fourth Quarter 2013 Results and Increases Share Repurchase Authorization to $750 Million

- GAAP Earnings per Share of $1.48, Adjusted EPS of $0.52

- Revenues of $802.8 Million

- 2014 Adjusted EPS Guidance of $2.00 - $2.20

CHARLOTTE, N.C.--(BUSINESS WIRE)--February 26, 2014--The Babcock & Wilcox Company (NYSE: BWC) (“B&W” or the “Company”) today reported fourth quarter 2013 revenues of $802.8 million, a decrease of $62.5 million, or 7.2% from the fourth quarter of 2012. GAAP earnings per share for the fourth quarter 2013 were $1.48 compared to $0.33 in the fourth quarter of 2012. Adjusted earnings per share were $0.52 for the fourth quarter of 2013, a decrease of 7.1% from the adjusted earnings per share of $0.56 for the fourth quarter of 2012. Adjusted earnings per share are non-GAAP and exclude the impact of mark-to-market adjustments for pension and postretirement plans, restructuring costs, non-cash impairment charges and certain discrete tax adjustments.

Revenues for the full year of 2013 were $3,269.2 million, a decrease of 0.7% from the $3,291.4 million recorded in 2012. GAAP earnings per share for the full year of 2013 were $3.07 compared to $1.91 in 2012. Full year 2013 adjusted earnings per share increased 4.6% to $2.27 versus adjusted earnings per share of $2.17 in the prior year. Adjusted earnings per share are non-GAAP and exclude the impact of mark-to-market adjustments for pension and post-retirement plans, restructuring costs, non-cash impairment charges and certain discrete tax adjustments.

During the fourth quarter 2013, the Company repurchased 0.5 million common shares at a total cost of $16.9 million. Through December 31, 2013, the Company has repurchased a total of 9.5 million shares at a cost of $254 million leaving approximately $246 million of capacity remaining under its previously announced $500 million share repurchase authorization. On February 25, 2014, the Board increased the Company’s share repurchase authorization by $250 million to $750 million. Based upon share repurchases through the end of calendar year 2013, B&W has approximately $496 million remaining under the expanded authorization. Since November 2012, when the Company initiated its current capital allocation strategy, B&W has returned more than $300 million to shareholders through share repurchases and dividend payments, which represents 73% of free cash flow generated since our spinoff in August 2010.

Recent Highlights

  Awarded $1.3 billion contract for Naval Reactors components
  Awarded $100 million contract for DOE Fuel and Materials Services
  Awarded environmental equipment contracts for AEP plants
  Signed environmental technology licensing agreement with Chem-Mod
  Announced collaboration with TerraPower on Gen IV nuclear technology

Results of Operations

Consolidated revenues for the fourth quarter of 2013 were $802.8 million, a decrease of $62.5 million, or 7.2%, from the fourth quarter of 2012. The Power Generation segment revenues decreased $40.3 million, or 9.0%, primarily due to a decrease in the new build environmental equipment business, partially offset by an increase in the aftermarket services business. Nuclear Operations segment revenues decreased $4.6 million, or 1.5%, primarily due to the timing of long lead-time material orders and early completion of naval fuel and downblending contracts in the prior year, partially offset by increased activity related to the manufacturing of nuclear components for U.S. Government programs. Nuclear Energy segment revenues increased $7.9 million, or 8.2%, primarily due to increased project activities, partially offset by decreased volume in the nuclear services and nuclear equipment businesses. Technical Services segment revenues decreased $2.2 million, or 7.7%.

Bookings for the 2013 fourth quarter totaled $483.2 million, compared to $1,170.8 million in the prior year period. The decrease is primarily attributable to the timing of bookings for nuclear components and naval fuel contracts in the Nuclear Operations segment that were delayed due to events associated with the government shutdown and budget approval. We have already booked more than $600 million associated with these contracts in the first quarter of 2014. Bookings were also lower in the Power Generation segment principally due to decreases in new build steam generating system orders compared to strong renewable boiler orders recorded in the prior year, partially offset by stronger bookings for service projects and repair and maintenance activities.

GAAP operating income for the fourth quarter of 2013 was $295.3 million, an increase of $229.6 million, compared to $65.7 million in the fourth quarter of 2012. Adjusted operating income was $86.7 million in the fourth quarter of 2013 and $97.6 million for the same period in 2012, after excluding restructuring costs of $14.1 million and pension mark-to-market gains of $222.7 million in 2013 and pension mark-to-market losses of $31.9 million in 2012. Operating income of the Power Generation segment increased $8.4 million compared to the prior year period due primarily to improved project execution and a reduction in selling, general and administrative expenses due to ongoing cost-reduction initiatives. The $10.7 million decrease in Nuclear Energy segment operating income was primarily attributable to lower gross margins due to an unfavorable project mix compared to the prior period. The decrease in Nuclear Operations segment operating income of $5.6 million was primarily attributable to the timing of the completion of fuel contracts and other contract closeout costs. Technical Services segment operating income decreased $3.6 million principally due to net lower award fees at certain National Nuclear Security Administration sites. The mPower segment operating loss increased by $2.4 million due to higher business development costs compared to the prior year period.

“The performance of our largest business segments was strong this quarter. Nuclear Operations again posted close to record-level revenues and continued strong margin performance, while our Power Generation segment produced an operating margin in excess of 13%, driven by solid project execution and continuing momentum from our ongoing cost-reduction initiatives. Bookings in our commercial segments continue to reflect soft market conditions and uncertainty over environmental regulations, but we are beginning to see a modest yet measurable improvement in bidding activity in the Power Generation segment and are starting to gain traction on new equipment orders in the Nuclear Energy segment,” said E. James Ferland, President and Chief Executive Officer. “The results of our Global Competitiveness Initiative program, which focused on reducing operating and sales, general and administrative expenses across our business, exceeded our expectations, with more than $75 million of savings already achieved or identified, almost twice the original cost reductions expected with no increase in the estimated $50 million of cash costs to achieve these savings.”

Ferland continued, “Our priorities in 2014 include:

  Increasing margins in our commercial business segments through structural changes that address the challenging conditions we face in the coal and nuclear markets. Our goal is to generate a 200 to 300 basis point margin improvement in the Power Generation segment and to achieve a 10% operating income margin in the Nuclear Energy segment, both by the end of 2015;
  Reaching a decision on the best path forward for mPower and by mid-year executing the plan; and
  Leveraging our strong balance sheet to support a more aggressive return of capital to our shareholders.”

Impairment Charges

The Company has determined that its remaining investment in USEC, Inc. preferred stock has been impaired based on the uncertainty of recovery of the investment given the terms and conditions associated with USEC’s recently announced proposed voluntary Chapter 11 plan of reorganization. Consequently, a non-cash impairment charge of $19.1 million, with no associated tax benefit, was recorded in the fourth quarter of 2013. We continue to manufacture components for and provide technical support services to the American Centrifuge program.

Liquidity

The Company’s cash and investments position, net of debt, was $402.3 million at the end of the fourth quarter of 2013, an increase of $91.1 million compared to $311.2 million at the end of the third quarter of 2013. The fourth quarter typically represents the highest cash flow quarter of the year. During the quarter, the Company repurchased common shares totaling $16.9 million, paid dividends of $10.9 million and contributed $4.7 million to its pension plans. In addition to net cash, the Company maintains a $700.0 million revolving credit facility, which had $537.0 million of availability as of the end of the fourth quarter. The Company believes it maintains adequate liquidity to fund operations, which could include increased working capital requirements to fund internal growth, R&D programs, capital distribution programs, and product and geographic expansion opportunities.

Full Year 2014 Outlook

Our business plan contemplates 2014 consolidated revenues of $2.90 billion to $3.10 billion and adjusted earnings per share for the full year 2014 of $2.00 to $2.20. Adjusted earnings per share is non-GAAP and excludes the mark-to-market adjustment for pension and postretirement benefits and restructuring charges. Further, it assumes net B&W mPower™ spending of $60 million to $70 million, an effective tax rate of between 32% and 33%, stock repurchases of $100 million for the year and no unusual items. The Company is working on the aforementioned initiatives and others to improve performance and is committed to taking additional actions to drive value for our shareholders.

Reconciliation of Non-GAAP Operating Income and Earnings Per Share

(in $ millions, except per share amounts)

	Three Months Ended December 31, 2013
	GAAP	Impairment Charges	One-time Tax (Benefits) / Charges	Pension & OPEB MTM (Gain) / Loss	GCI Impact	Non-GAAP
Operating Income	$295.3	$-	$-	$(222.7)	$14.1	$86.7
Other Income / (Expense)	(20.0)	19.1	-	(0.2)	-	(1.0)
Provision for Income Taxes	(114.4)	-	6.3	80.4	(4.2)	(31.8)
Net Income	161.0	19.1	6.3	(142.5)	9.9	53.8
Net Loss (Income) Attributable to Non-Controlling Interest	4.6	-	-	-	-	4.6
Net Income Attributable to The Babcock & Wilcox Company	$165.6	$19.1	$6.3	$(142.5)	$9.9	$58.4

Diluted Earnings per Common Share	$1.48	$0.17	$0.06	$(1.28)	$0.09	$0.52
Effective Tax Rate	41.5%					37.2%
	Three Months Ended December 31, 2012
	GAAP	Impairment Charges	One-time Tax (Benefits) / Charges	Pension & OPEB MTM (Gain) / Loss	GCI Impact	Non-GAAP
Operating Income	$65.7	$-	$-	$31.9	$-	$97.6
Other Income / (Expense)	(1.5)	-	-	0.2	-	(1.4)
Provision for Income Taxes	(27.2)	-	6.8	(11.0)	-	(31.4)
Net Income	36.9	-	6.8	21.1	-	64.7
Net Loss (Income) Attributable to Non-Controlling Interest	2.2	-	-	-	-	2.2
Net Income Attributable to The Babcock & Wilcox Company	$39.1	$-	$6.8	$21.1	$-	$66.9

Diluted Earnings per Common Share	$0.33	$-	$0.06	$0.18	$-	$0.56
Effective Tax Rate	42.5%					32.7%

	Twelve Months Ended December 31, 2013
	GAAP	Impairment Charges	One-time Tax (Benefits) / Charges	Pension & OPEB MTM (Gain) / Loss	GCI Impact	Non-GAAP
Operating Income	$536.4	$-	$-	$(222.7)	$39.6	$353.2
Other Income / (Expense)	(19.2)	19.1	-	(0.2)	-	(0.2)
Provision for Income Taxes	(184.6)	-	6.3	80.4	(13.2)	(111.1)
Net Income	332.6	19.1	6.3	(142.5)	26.4	241.9
Net Loss (Income) Attributable to Non-Controlling Interest	13.5	-	-	-	-	13.5
Net Income Attributable to The Babcock & Wilcox Company	$346.1	$19.1	$6.3	$(142.5)	$26.4	$255.3

Diluted Earnings per Common Share	$3.07	$0.17	$0.06	$(1.26)	$0.23	$2.27
Effective Tax Rate	35.7%					31.5%
	Twelve Months Ended December 31, 2012
	GAAP	Impairment Charges	One-time Tax (Benefits) / Charges	Pension & OPEB MTM (Gain) / Loss	GCI Impact	Non-GAAP
Operating Income	$346.6	$2.6	$-	$31.9	$-	$381.1
Other Income / (Expense)	(27.2)	27.0	-	0.2	-	(0.0)
Provision for Income Taxes	(101.9)	(1.0)	(18.5)	(11.0)	-	(132.4)
Net Income	217.6	28.6	(18.5)	21.1	-	248.7
Net Loss (Income) Attributable to Non-Controlling Interest	10.1	-	-	-	-	10.1
Net Income Attributable to The Babcock & Wilcox Company	$227.7	$28.6	$(18.5)	$21.1	$-	$258.8

Diluted Earnings per Common Share	$1.91	$0.24	$(0.16)	$0.18	$-	$2.17
Effective Tax Rate	31.9%					34.7%

Note: May not foot due to rounding.

The Company is providing non-GAAP information regarding certain of its historical results and guidance on future earnings per share results to supplement the results provided in accordance with GAAP and it should not be considered superior to, or as a substitute for, the comparable GAAP measures. B&W believes the non-GAAP measures provide meaningful insight into the Company’s operational performance, and B&W provides these measures to investors to help facilitate comparisons of operating results with prior periods and to assist them in understanding B&W’s ongoing operations.

Conference Call to Discuss Fourth Quarter 2013 Results

Date:	Thursday, February 27, 2014, at 8:30 a.m. ET
Live Webcast:	Investor Relations section of website at www.babcock.com

Forward-Looking Statements

The Company cautions that this release contains forward-looking statements, including, without limitation, statements relating to our priorities for 2014, expected revenues and adjusted earnings per share for full-year 2014 and the assumptions underlying those expectations. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, adverse changes in the industries in which we operate, our inability to timely or properly execute on contracts in our backlog, our inability to realize expected savings from our Global Competitiveness Initiative and margin improvement activities, changes in our liquidity and our inability to control research and development costs associated with the B&W mPower™ program. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see B&W’s filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2013. B&W cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About B&W

The Babcock & Wilcox Company is a leader in clean energy technology and services, primarily for the nuclear, fossil and renewable power markets as well as a premier advanced technology and mission critical defense contractor. B&W has locations worldwide and employs approximately 11,000 people, in addition to approximately 10,200 joint venture employees. A company overview presentation, which will be presented at investor conferences and meetings throughout this quarter, is available on the Investor Relations section of our website. For additional information please visit our website at www.babcock.com.

TABLES TO FOLLOW

THE BABCOCK & WILCOX COMPANY CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
	(In thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$346,116	$383,547
Restricted cash and cash equivalents	45,945	60,961
Investments	10,748	88,769
Accounts receivable – trade, net	360,323	364,960
Accounts receivable – other	45,480	61,682
Contracts in progress	370,820	316,518
Inventories	113,058	124,218
Deferred income taxes	97,170	78,573
Other current assets	47,764	41,858

Total Current Assets	1,437,424	1,521,086

Property, Plant and Equipment	1,126,683	1,099,040
Less accumulated depreciation	679,604	652,019

Net Property, Plant and Equipment	447,079	447,021

Investments	4,426	4,090

Goodwill	281,708	280,780

Deferred Income Taxes	127,076	227,215

Investments in Unconsolidated Affiliates	184,831	186,354

Intangible Assets	81,521	87,686

Other Assets	45,088	86,123

TOTAL	$2,609,153	$2,840,355

THE BABCOCK & WILCOX COMPANY CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
	(In thousands)

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Notes payable and current maturities of long-term debt	$4,671	$4,062
Accounts payable	319,774	264,798
Accrued employee benefits	163,833	186,495
Accrued liabilities – other	58,192	57,991
Advance billings on contracts	317,771	472,287
Accrued warranty expense	56,436	83,682
Income taxes payable	6,551	9,973

Total Current Liabilities	927,228	1,079,288

Long-Term Debt	225	430

Accumulated Postretirement Benefit Obligation	43,194	71,208

Environmental Liabilities	53,391	46,497

Pension Liability	336,878	579,165

Other Liabilities	65,296	60,851

Commitments and Contingencies

Stockholders’ Equity:
Common stock, par value $0.01 per share, authorized 325,000,000 shares; issued 120,536,910 and 119,608,026 shares at December 31, 2013 and December 31, 2012, respectively	1,205	1,196
Preferred stock, par value $0.01 per share, authorized 75,000,000 shares; no shares issued	-	-
Capital in excess of par value	747,189	713,257
Retained earnings	656,916	349,063
Treasury stock at cost, 10,068,731 and 4,372,143 shares at December 31, 2013 and December 31, 2012, respectively	(268,971)	(109,809)
Accumulated other comprehensive income	28,348	32,728
Stockholders’ Equity – The Babcock & Wilcox Company	1,164,687	986,435
Noncontrolling interest	18,254	16,481
Total Stockholders’ Equity	1,182,941	1,002,916

TOTAL	$2,609,153	$2,840,355

THE BABCOCK & WILCOX COMPANY CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2013	2012	2011
	(In thousands, except per share amounts)

Revenues	$3,269,208	$3,291,359	$2,952,040
Costs and Expenses:
Cost of operations	2,301,648	2,461,205	2,384,154
Research and development costs	79,226	120,562	106,396
Losses (gains) on asset disposals and impairments, net	1,049	1,419	(3,087)
Selling, general and administrative expenses	379,382	428,293	447,561
Special charges for restructuring activities	39,599	-	-
Total Costs and Expenses	2,800,904	3,011,479	2,935,024

Equity in Income of Investees	68,058	66,709	78,655

Operating Income	536,362	346,589	95,671

Other Income (Expense):
Interest income	1,443	1,491	1,342
Interest expense	(3,115)	(3,735)	(4,543)
Other – net	(17,517)	(24,927)	2,028
Total Other Expense	(19,189)	(27,171)	(1,173)

Income before Provision for Income Taxes	517,173	319,418	94,498

Provision for Income Taxes	184,583	101,861	23,880

Net Income	$332,590	$217,557	$70,618

Net Loss Attributable to Noncontrolling Interest	13,488	10,138	7,701

Net Income Attributable to The Babcock & Wilcox Company	$346,078	$227,695	$78,319

Earnings per Common Share:
Basic:
Net Income Attributable to The Babcock & Wilcox Company	$3.09	$1.92	$0.67
Diluted:
Net Income Attributable to The Babcock & Wilcox Company	$3.07	$1.91	$0.66

Shares used in the computation of earnings per share:
Basic	111,901,750	118,418,930	117,560,594
Diluted	112,685,417	119,021,324	118,404,597

THE BABCOCK & WILCOX COMPANY CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$332,590	$217,557	$70,618
Non-cash items included in net income:
Depreciation and amortization	70,525	69,697	73,003
Income of investees, net of dividends	11,537	(15,115)	(20,854)
Losses (gains) on asset disposals and impairments	1,049	1,419	(3,087)
Impairment of USEC investment	19,139	27,000	-
In-kind research and development costs	15,794	17,942	16,584
Provision for (benefit from) deferred taxes	94,068	43,038	(19,200)
Recognition of (gains) losses for pension and postretirement plans	(219,915)	35,480	219,508
Stock-based compensation expense	15,072	18,009	17,927
Excess tax benefits from stock-based compensation	(177)	(1,571)	(4,083)
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	19,726	(52,034)	(26,887)
Accounts payable	54,895	30,391	48,246
Contracts in progress and advance billings on contracts	(210,582)	32,527	(28,746)
Inventories	11,971	(16,448)	(6,052)
Income taxes	(6,364)	5,522	31,961
Accrued and other current liabilities	(28,499)	(30,553)	(23,106)
Pension liability, accrued postretirement benefit obligation and employee benefits	(68,961)	(168,004)	(144,802)
Other, net	26,018	(29,930)	(27,439)
NET CASH PROVIDED BY OPERATING ACTIVITIES	137,886	184,927	173,591
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease (increase) in restricted cash and cash equivalents	15,016	229	(48,923)
Purchases of property, plant and equipment	(64,950)	(86,635)	(63,874)
Acquisition of businesses, net of cash acquired	-	(318)	(11,907)
Purchase of intangible assets	(2,200)	-	-
Purchases of available-for-sale securities	(90,836)	(268,929)	(145,198)
Sales and maturities of available-for-sale securities	168,879	247,649	147,288
Proceeds from asset disposals	1,028	580	6,468
Proceeds from sale of an unconsolidated affiliate	-	2,091	-
Investment in equity and cost method investees	(6,884)	(6,064)	(38,176)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	20,053	(111,397)	(154,322)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of short-term borrowing and long-term debt	(211)	(4,643)	(1,782)
Payment of debt issuance costs	-	(4,902)	(82)
Increase in short-term borrowing	484	3,815	1,254
Repurchase of common shares	(157,093)	(96,774)	-
Dividends paid to common shareholders	(38,011)	(9,485)	-
Exercise of stock options	4,275	2,926	4,463
Excess tax benefits from stock-based compensation	177	1,571	4,083
Other	(499)	(514)	(401)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(190,878)	(108,006)	7,535
EFFECTS OF EXCHANGE RATE CHANGES ON CASH	(4,492)	2,814	(2,737)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(37,431)	(31,662)	24,067
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	383,547	415,209	391,142
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$346,116	$383,547	$415,209
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes (net of refunds)	$86,924	$83,062	$33,505
SCHEDULE OF NONCASH INVESTING ACTIVITY:
Accrued capital expenditures included in accounts payable	$8,141	$7,902	$11,950

THE BABCOCK & WILCOX COMPANY
BUSINESS SEGMENT INFORMATION

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Unaudited)
	(In thousands)
REVENUES:
Power Generation	$408,037	$448,286	$1,767,651	$1,785,959
Nuclear Operations	293,438	298,005	1,167,683	1,098,031
Technical Services	26,351	28,586	104,254	107,851
Nuclear Energy	104,686	96,739	283,857	325,655
mPower	543	219	1,523	326
Adjustments and Eliminations	(30,240)	(6,539)	(55,760)	(26,463)

TOTAL	$802,815	$865,296	$3,269,208	$3,291,359

SEGMENT INCOME:
Power Generation	$53,624	$45,178	$155,837	$183,387
Nuclear Operations	53,575	59,156	237,855	226,269
Technical Services	10,422	14,041	58,234	59,655
Nuclear Energy	(1,560)	9,121	8,641	50,649
mPower	(27,677)	(25,314)	(81,304)	(113,528)
SUBTOTAL	88,384	102,182	$379,263	$406,432
Unallocated Corporate	(1,704)	(4,599)	(26,039)	(27,953)
Special Charges for Restructuring Activities	(14,095)	-	(39,599)	-
Mark to Market Adjustment	222,737	(31,890)	222,737	(31,890)
TOTAL	$295,322	$65,693	$536,362	$346,589

EQUITY IN INCOME (LOSS) OF INVESTEES:
Power Generation	$7,792	$6,312	$18,388	$17,402
Nuclear Operations	-	-	-	-
Technical Services	8,686	12,121	50,281	49,621
Nuclear Energy	(133)	(314)	(611)	(314)
mPower	-	-	-	-

TOTAL	$16,345	$18,119	$68,058	$66,709

PENSION EXPENSE:
Power Generation	$520	$3,172	$2,760	$15,744
Nuclear Operations	1,307	3,391	4,706	13,565
Technical Services	72	215	288	861
Nuclear Energy	758	1,463	3,796	3,056
mPower	-	-	-	-
Corporate	89	842	1,604	2,873
Mark to Market Adjustment	(202,442)	34,496	(202,442)	34,496

TOTAL	$(199,696)	$43,579	$(189,288)	$70,595

DEPRECIATION AND AMORTIZATION:
Power Generation	$7,373	$4,814	$23,892	$19,126
Nuclear Operations	6,793	7,334	26,975	32,013
Technical Services	41	55	185	244
Nuclear Energy	1,688	1,519	6,520	5,923
mPower	189	121	554	279
Corporate	3,100	3,036	12,399	12,112

TOTAL	$19,184	$16,879	$70,525	$69,697

RESEARCH AND DEVELOPMENT, NET:
Power Generation	$4,915	$6,692	$21,043	$22,952
Nuclear Operations	2	-	69	119
Technical Services	11	315	67	654
Nuclear Energy	511	2,063	3,590	4,791
mPower	20,817	20,413	54,457	92,046

TOTAL	$26,256	$29,483	$79,226	$120,562

CAPITAL EXPENDITURES:
Power Generation	$1,877	$8,471	$15,280	$24,592
Nuclear Operations	9,973	14,308	31,572	44,810
Technical Services	32	-	98	-
Nuclear Energy	1,365	2,634	5,506	5,881
mPower	1,109	1,467	2,854	2,554
Corporate	5,306	975	9,640	8,798

TOTAL	$19,662	$27,855	$64,950	$86,635

BACKLOG:
Power Generation	$2,072,132	$2,483,046	$2,072,132	$2,483,046
Nuclear Operations	2,369,268	2,983,864	2,369,268	2,983,864
Technical Services	5,031	4,503	5,031	4,503
Nuclear Energy	141,832	278,003	141,832	278,003
mPower	1,670	-	1,670	-

TOTAL	$4,589,933	$5,749,416	$4,589,933	$5,749,416

BOOKINGS:
Power Generation	$277,833	$441,999	$1,319,185	$2,313,798
Nuclear Operations	130,076	650,285	546,314	1,080,515
Technical Services	14,845	27,763	100,965	95,102
Nuclear Energy	60,490	49,064	143,329	211,187
mPower	(8)	1,680	(67)	1,139

TOTAL	$483,236	$1,170,791	$2,109,726	$3,701,741

CONTACT:
The Babcock & Wilcox Company
Investor Contact:
Jenny L. Apker, Vice President, Treasurer and Investor Relations, 704-625-4944
investors@babcock.com
or
Media Contact:
Aimee Mills, Media Relations Lead, 980-365-4583
aemills@babcock.com